BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
April 18, 2019	News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	ANALYSTS Aaron Reeves Senior Vice President Investor Relations (336) 733-2874	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports earnings of $749 million; $0.97 per diluted share
Record earnings of $813 million, excluding merger-related and restructuring charges

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported earnings for the first quarter of 2019. Net income available to common shareholders was $749 million. Earnings per diluted common share were $0.97 for the first quarter of 2019, equal to last quarter. Results for the first quarter produced an annualized return on average assets of 1.43 percent and an annualized return on average common shareholders' equity of 11.08 percent.

Excluding merger-related and restructuring charges of $80 million ($64 million after-tax), net income available to common shareholders was a record $813 million, or $1.05 per diluted share. Adjusted diluted earnings per share increased 8.2 percent compared to the first quarter of 2018.

Net income available to common shareholders was $754 million ($0.97 per diluted share) for the fourth quarter of 2018 and $745 million ($0.94 per diluted share) for the first quarter of 2018.

"We are pleased to report strong earnings of $749 million, or $0.97 per diluted common share, for the first quarter," said Chairman and Chief Executive Officer Kelly S. King. "Excluding merger-related and restructuring charges, we achieved record quarterly earnings of $813 million, or $1.05 per diluted common share.

"Our businesses continue to perform well, with record quarterly insurance revenues, increased net interest margin, solid loan growth, strong expense control, excellent asset quality, and strong capital and liquidity," King said.

"We continue to prepare for the integration of our company with SunTrust and are excited as our colleagues work together to create the premier financial institution. We know that after merging with SunTrust, we will be best positioned to help our clients achieve financial success while continuing to invest in our communities and associates and delivering enhanced value to our shareholders," King said.

First Quarter 2019 Performance Highlights

•	Earnings per diluted common share were $0.97, unchanged compared to fourth quarter of 2018

-	Diluted earnings per share were $1.05, excluding merger-related and restructuring charges

-	Return on average assets was 1.43 percent

-	Return on average common shareholders' equity was 11.08 percent

-	Return on average tangible common shareholders' equity was 18.36 percent

•	Taxable-equivalent revenues were $2.9 billion, down $42 million from the fourth quarter of 2018

-	Net interest margin was 3.51 percent, up two basis points

-	Noninterest income was down $33 million

-	Insurance income was a record $510 million, up $23 million

-	Fee income ratio was 41.5 percent, compared to 42.0 percent for the prior quarter

•	Noninterest expense was $1.8 billion, down $16 million compared to the fourth quarter of 2018

-	Noninterest expense includes $80 million of merger-related and restructuring charges, primarily related to the merger of equals with SunTrust

-	Excluding merger-related and restructuring charges, noninterest expense was down $20 million, or an annualized 4.7 percent

-	GAAP efficiency ratio was 61.0 percent, compared to 60.7 percent for the prior quarter

-	Adjusted efficiency ratio was 56.6 percent, compared to 56.5 percent for the prior quarter

•	Average loans and leases held for investment were $148.1 billion, up $522 million, or 1.4 percent annualized compared to the fourth quarter of 2018

-	Average commercial and industrial loans increased $817 million, or 5.5 percent annualized

-	Average CRE loans decreased $396 million, or 7.5 percent annualized

-	Average residential mortgage loans increased $267 million, or 3.5 percent annualized

-	Average indirect loans decreased $99 million, or 2.3 percent annualized

•	Average deposits were $160.0 billion compared to $157.8 billion for the fourth quarter of 2018

-	Average noninterest-bearing deposits decreased $1.4 billion, or 10.9 percent annualized

-	Average noninterest-bearing deposits represent 32.7 percent of total deposits, compared to 34.0 percent in the prior quarter

-	Cost of average interest-bearing deposits was 0.95 percent annualized, up 17 basis points

-	Cost of average total deposits was 0.64 percent annualized, up 12 basis points

•	Asset quality remains excellent

-	Nonperforming assets were 0.26 percent of total assets; lower than levels in 2006

-	Loans 90 days or more past due and still accruing were 0.29 percent of loans held for investment, compared to 0.31 percent in the prior quarter

-	Net charge-offs were 0.40 percent of average loans and leases, up two basis points compared to the prior quarter

-	The allowance for loan loss coverage ratio was 2.97 times nonperforming loans held for investment, versus 2.99 times in the prior quarter

-	The allowance for loan and lease losses was 1.05 percent of loans held for investment, unchanged compared to the prior quarter

•	Capital levels remained strong across the board

-	Common equity tier 1 to risk-weighted assets was 10.3 percent

-	Tier 1 risk-based capital was 11.9 percent

-	Total capital was 14.2 percent

-	Leverage capital was 10.1 percent

EARNINGS HIGHLIGHTS				Change 1Q19 vs.
(dollars in millions, except per share data)	1Q19	4Q18	1Q18	4Q18	1Q18
Net income available to common shareholders	$749	$754	$745	$(5)	$4
Diluted earnings per common share	0.97	0.97	0.94	—	0.03

Net interest income - taxable equivalent	$1,720	$1,729	$1,656	$(9)	$64
Noninterest income	1,202	1,235	1,180	(33)	22
Total taxable-equivalent revenue	$2,922	$2,964	$2,836	$(42)	$86
Less taxable-equivalent adjustment	24	24	23
Total revenue	$2,898	$2,940	$2,813

Return on average assets	1.43%	1.43%	1.45%	—%	(0.02)%
Return on average risk-weighted assets	1.77	1.77	1.81	—	(0.04)
Return on average common shareholders' equity	11.08	11.14	11.43	(0.06)	(0.35)
Return on average tangible common shareholders' equity (1)	18.36	18.77	19.11	(0.41)	(0.75)
Net interest margin - taxable equivalent	3.51	3.49	3.44	0.02	0.07

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2019 compared to Fourth Quarter 2018

Total taxable-equivalent revenues were $2.9 billion for the first quarter of 2019, a decrease of $42 million compared to the prior quarter, primarily driven by a decrease of $33 million in noninterest income.

The net interest margin was 3.51 percent for the first quarter, up two basis points compared to the prior quarter. Average earning assets increased $508 million, which reflects a $333 million increase in average total loans and leases. Average interest-bearing liabilities increased $2.1 billion, driven by a $3.7 billion increase in average interest-bearing deposits, partially offset by a decrease of $1.4 billion in average short-term borrowings and a decrease of $241 million in average long-term debt.

The annualized yield on the total loan portfolio for the first quarter was 5.06 percent, up ten basis points, reflecting the impact of rate increases. The annualized yield on the average securities portfolio for the first quarter was 2.60 percent, up seven basis points compared to the prior quarter.

The average annualized cost of total deposits was 0.64 percent, up 12 basis points compared to the prior quarter. The average annualized cost of interest-bearing deposits was 0.95 percent, up 17 basis points compared to the prior quarter. The average annualized rate on long-term debt was 3.30 percent, up 11 basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 2.32 percent, up 14 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $155 million, and net charge-offs were $147 million for the first quarter, compared to $146 million and $143 million, respectively, for the prior quarter.

Noninterest income was $1.2 billion, a decrease of $33 million compared to the prior quarter. Insurance income increased $23 million to a record $510 million primarily due to seasonality and organic growth. Service charges on deposit accounts decreased $14 million primarily due to fewer revenue days. Mortgage banking income decreased $23 million primarily due to a seasonal decrease in mortgage sales volume. Investment banking and brokerage fees and commissions decreased $28 million due to fewer investment banking transactions and lower managed account fees. Other income increased $18 million primarily due to income related to assets for certain post-employment benefits, which is partially offset by higher personnel expense.

Noninterest expense was $1.8 billion for the first quarter, down $16 million compared to the prior quarter. Noninterest expense includes $80 million of merger-related and restructuring charges, $55 million primarily related to the merger of equals and $25 million related to severance and facility-related initiatives. Excluding merger-related and restructuring activities, noninterest expense was down $20 million, or an annualized 4.7 percent.

Personnel expense was down slightly compared to the prior quarter and FTEs were down 518. Salaries expense decreased $11 million and incentives expense decreased $45 million compared to the prior quarter. The decrease in incentives expense was primarily due to lower variable pay related to fee income businesses. These decreases were offset by increases of $22 million for payroll taxes primarily due to the annual reset of employment-related taxes and $27 million for certain post-employment benefits expense. The higher post-employment benefits expense is offset in net interest income and other income.

The provision for income taxes was $177 million for the first quarter, compared to $205 million for the prior quarter. The effective tax rate for the first quarter was 18.2 percent, compared to 20.3 percent for the prior quarter. The decrease in the effective tax rate was primarily due to excess tax benefits from equity-based compensation plans recorded in the current quarter.

First Quarter 2019 compared to First Quarter 2018

Total taxable-equivalent revenues were $2.9 billion for the first quarter of 2019, an increase of $86 million compared to the earlier quarter, which reflects an increase of $64 million in taxable-equivalent net interest income and an increase of $22 million in noninterest income.

Net interest margin was 3.51 percent, up seven basis points compared to the earlier quarter. Average earning assets increased $3.2 billion. The increase in average earning assets reflects a $4.9 billion increase in average total loans and leases, partially offset by a decrease of $1.6 billion in average securities. Average interest-bearing liabilities increased $3.7 billion compared to the earlier quarter. Average interest-bearing deposits increased $4.0 billion, while average long-term debt decreased $430 million. The annualized yield on the total loan portfolio for the first quarter of 2019 was 5.06 percent, up 49 basis points compared to the earlier quarter, reflecting the impact of rate increases. The annualized yield on the average securities portfolio was 2.60 percent, up 16 basis points compared to the earlier period.

The average annualized cost of total deposits was 0.64 percent, up 34 basis points compared to the earlier quarter. The average annualized cost of interest-bearing deposits was 0.95 percent, up 49 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 3.30 percent, up 76 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 2.32 percent, up 89 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $155 million, compared to $150 million for the earlier quarter. Net charge-offs for the first quarter of 2019 totaled $147 million compared to $145 million in the earlier period.

Noninterest income for the first quarter of 2019 was up $22 million compared to the earlier quarter. Insurance income increased $74 million to record levels due to higher production and the acquisition of Regions Insurance. Mortgage banking income decreased $36 million primarily due to lower residential mortgage sales, as well as a decrease in commercial mortgage banking revenue. Other income decreased $15 million due to sundry items.

Noninterest expense for the first quarter of 2019 was up $82 million compared to the earlier quarter. Merger-related and restructuring charges increased $52 million, primarily due to the announced merger of equals with SunTrust. Excluding these charges, noninterest expense was up $30 million. Personnel expense increased $48 million compared to the earlier quarter, primarily due to higher incentives, partially due to the Regions Insurance acquisition, and lower capitalized employee costs. The lower capitalized employee costs reflect efficiencies in the loan closing process. Regulatory charges decreased $22 million as a result of the deposit insurance fund reaching the targeted level.

The provision for income taxes was $177 million for the first quarter of 2019, compared to $186 million for the earlier quarter. This produced an effective tax rate for the first quarter of 2019 of 18.2 percent, compared to 19.0 percent for the earlier quarter.

LOANS AND LEASES
(dollars in millions)
Average balances	1Q19	4Q18	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$61,370	$60,553	$817	5.5%
CRE	20,905	21,301	(396)	(7.5)
Lease financing	2,021	1,990	31	6.3
Total commercial	84,296	83,844	452	2.2
Retail:
Residential mortgage	31,370	31,103	267	3.5
Direct	11,493	11,600	(107)	(3.7)
Indirect	17,337	17,436	(99)	(2.3)
Total retail	60,200	60,139	61	0.4
Revolving credit	3,110	3,070	40	5.3
PCI	455	486	(31)	(25.9)
Total loans and leases held for investment	$148,061	$147,539	$522	1.4

Average loans held for investment for the first quarter of 2019 were $148.1 billion, up $522 million or 1.4 percent annualized, compared to the fourth quarter of 2018.

Average commercial and industrial loans increased $817 million driven by strong growth in corporate banking, as well as growth from the community bank, partially offset by a decline in mortgage warehouse lending. Average CRE loans decreased $396 million, primarily due to a decrease in construction loans. Average residential mortgage loans increased $267 million primarily due to the retention of a portion of the conforming mortgage production.

Average direct loans decreased $107 million. The decrease was primarily due to acquired portfolio run off.

Average indirect retail loans decreased $99 million. The decrease was primarily due to seasonality for power sports, partially offset by growth in automobile lending.

DEPOSITS
(dollars in millions)
Average balances	1Q19	4Q18	Change	% Change
				(annualized)
Noninterest-bearing deposits	$52,283	$53,732	$(1,449)	(10.9)%
Interest checking	27,622	26,921	701	10.6
Money market and savings	63,325	62,261	1,064	6.9
Time deposits	16,393	14,682	1,711	47.3
Foreign office deposits - interest-bearing	422	246	176	NM
Total deposits	$160,045	$157,842	$2,203	5.7
NM - not meaningful.

Average deposits for the first quarter were $160.0 billion, up $2.2 billion compared to the prior quarter. Average noninterest-bearing deposits decreased $1.4 billion, reflecting seasonality and decreases in commercial balances.

Average interest checking increased $701 million primarily due to increases in commercial and public fund balances. Average money market and savings deposits increased $1.1 billion primarily due to increases in personal and commercial balances. Average time deposits increased $1.7 billion primarily due to an increase in commercial balances. Average foreign office deposits increased $176 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 32.7 percent of total average deposits for the first quarter, compared to 34.0 percent for the prior quarter and the same quarter a year ago. The cost of total deposits was 0.64 percent for the first quarter, up 12 basis points compared to the prior quarter. The cost of interest-bearing deposits was 0.95 percent for the first quarter, up 17 basis points compared to the prior quarter.

SEGMENT RESULTS				Change 1Q19 vs.
(dollars in millions)
Segment Net Income	1Q19	4Q18	1Q18	4Q18	1Q18
Community Banking Retail and Consumer Finance	$379	$387	$334	$(8)	$45
Community Banking Commercial	328	329	271	(1)	57
Financial Services and Commercial Finance	156	155	144	1	12
Insurance Holdings	88	77	62	11	26
Other, Treasury & Corporate	(153)	(143)	(20)	(10)	(133)
Total net income	$798	$805	$791	$(7)	$7

First Quarter 2019 compared to Fourth Quarter 2018

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $379 million for the first quarter of 2019, a decrease of $8 million compared to the prior quarter. Segment net interest income decreased $16 million primarily due to fewer days in the current quarter and lower credit spreads on loans, partially offset by higher funding spreads on deposits. Noninterest income decreased $30 million primarily due to a decline in service charges on deposits largely resulting from fewer days in the current quarter and a seasonal decline in client activity, and lower mortgage banking income largely resulting from lower volume of loan sales. The allocated provision for credit losses decreased $21 million primarily due to lower incurred loss estimates predominantly in the residential mortgage portfolio due to improved delinquency trends and loss frequency estimates, and seasonally lower average loan balances and net charge-offs. Noninterest expense decreased primarily due to lower personnel expense and a decline in restructuring charges compared to the prior quarter.

CB-Retail average loans and leases held for investment decreased $148 million, or 0.9 percent on an annualized basis, compared to the prior quarter. The decrease was primarily driven by declines in average mortgage warehouse lending of $257 million, or 79.8 percent annualized, seasonal declines in indirect loans of $95 million, or 2.2 percent annualized, and direct lending of $82 million, or 2.9 percent annualized. These decreases were partially offset by growth in average residential mortgage loans of $270 million, or 3.5 percent annualized and revolving credit of $40 million, or 5.3 percent annualized.

CB-Retail average total deposits increased $478 million, or 2.5 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by growth in average noninterest-bearing deposits of $126 million, or 3.1 percent annualized and money market and savings of $550 million, or 6.3 percent annualized. These increases were partially offset by a decrease in interest checking of $201 million, or 5.4 percent annualized.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization's broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax-exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $328 million for the first quarter of 2019, a decrease of $1 million compared to the prior quarter. Segment net interest income decreased $11 million primarily due to fewer days in the current quarter. The allocated provision for credit losses increased slightly due to an increase in incurred loss estimates primarily due to higher loss frequency estimates and specific reserves in the income producing properties segment of the portfolio, offset by loan growth in the prior quarter. Noninterest expense decreased primarily due to lower allocated corporate expenses compared to the prior quarter.

CB-Commercial average loans and leases held for investment decreased $30 million, or 0.2 percent on an annualized basis, compared to the prior quarter. Average commercial real estate loans declined $305 million, or 6.4 percent annualized and average PCI loans declined $10 million, or 20.3 percent annualized, while average commercial and industrial loans increased $286 million, or 3.5 percent annualized. Average total deposits decreased $1.1 billion, or 7.3 percent on an annualized basis, compared to the prior quarter driven by declines in average noninterest bearing deposits of $1.4 billion, or 16.5 percent annualized, and average money market and savings of $71 million, or 1.9 percent annualized, partially offset by an increase in interest checking of $378 million, or 17.7 percent annualized, and time deposits of $24 million, or 10.0 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $156 million for the first quarter of 2019, an increase of $1 million compared to the prior quarter. Noninterest income decreased $39 million primarily due to record investment banking and brokerage fees and commissions experienced in the prior quarter and a seasonal decline in commercial mortgage banking income. Noninterest expense decreased $37 million primarily due to performance-based incentives and restructuring charges experienced in the prior quarter.

FS&CF average loans and leases held for investment increased $827 million, or 11.9 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by higher loans held for investment for Corporate Banking of $858 million, or 21.4 percent annualized, and Wealth and Retirement Services of $37 million, or 7.4 percent annualized; partially offset by a decline in loans held for investment for Grandbridge of $71 million, or 15.9 percent annualized.

FS&CF average total deposits increased $887 million, or 12.9 percent on an annualized basis, compared to the prior quarter primarily driven by growth in average total deposits for Wealth and Retirement Services of $402 million, or 10.1 percent annualized, and Corporate Banking of $317 million, or 16.2 percent annualized.

Insurance Holdings ("IH")

BB&T's insurance agency / brokerage network is the fifth largest in the world. IH provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH includes commercial and retail insurance premium finance.

IH net income was $88 million for the first quarter of 2019, an increase of $11 million compared to the prior quarter. Noninterest income increased $19 million primarily due to seasonality. Noninterest expense was essentially flat compared to the prior quarter.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $153 million for the first quarter of 2019, compared to a net loss of $143 million for the prior quarter. Segment net interest income increased $18 million primarily due to an increase in dividends related to certain post-employment benefits. Noninterest income increased $20 million primarily due to higher income related to assets for certain post-employment benefits and other smaller sundry items. The allocated provision for credit losses increased primarily due to the provision for unfunded commitments. Noninterest expense increased $48 million primarily due to higher merger-related charges and higher expense related to assets for certain post-employment benefits. The benefit for income taxes increased primarily due to a higher tax benefit from discrete items compared to the prior quarter.

First Quarter 2019 compared to First Quarter 2018

Community Banking Retail and Consumer Finance

CB-Retail net income was $379 million for the first quarter of 2019, an increase of $45 million compared to the earlier quarter. Segment net interest income increased $67 million primarily due to higher funding spreads on deposits and average loan growth, partially offset by lower credit spreads on loans. Noninterest income decreased primarily due to a decline in mortgage banking income due to a lower volume of loan sales. Noninterest expense decreased primarily due to lower personnel expense.

Community Banking Commercial

CB-Commercial net income was $328 million for the first quarter of 2019, an increase of $57 million compared to the earlier quarter. Segment net interest income increased $46 million primarily driven by higher funding spreads, partially offset by lower credit spreads on loans. Noninterest income was essentially flat compared to the earlier quarter. The allocated provision for credit losses decreased primarily due the impact of average loan growth in the earlier quarter and lower net charge offs. Noninterest expense was essentially flat compared to the earlier quarter.

Financial Services and Commercial Finance

FS&CF net income was $156 million for the first quarter of 2019, an increase of $12 million compared to the earlier quarter. Segment net interest income increased $33 million primarily driven by average loan growth and higher funding spreads, partially offset by lower credit spreads on loans. Noninterest income decreased primarily due to a decline in commercial mortgage banking income.

Insurance Holdings

IH net income was $88 million for the first quarter of 2019, an increase of $26 million compared to the earlier quarter. Noninterest income increased $76 million, primarily due to higher production and the acquisition of Regions Insurance, which contributed $46 million. Noninterest expense increased $42 million primarily due to the acquisition of Regions Insurance.

Other, Treasury & Corporate

OT&C generated a net loss of $153 million in the first quarter of 2019, compared to a net loss of $20 million in the earlier quarter. Segment net interest income decreased $86 million primarily due to an increase in the rates on long-term debt, and an increase in the net credit for funds provided to other operating segments. Noninterest income decreased $22 million primarily due to sundry items. Noninterest expense increased $61 million primarily due to merger-related charges in the current quarter. The benefit for income taxes increased $43 million primarily due to a higher pre-tax loss and a higher tax benefit from discrete items compared to the earlier quarter.

CAPITAL RATIOS	1Q19	4Q18	3Q18	2Q18	1Q18
Risk-based:	(preliminary)
Common equity Tier 1	10.3%	10.2%	10.2%	10.2%	10.2%
Tier 1	11.9	11.8	11.9	11.9	12.0
Total	14.2	13.8	13.9	13.9	14.0
Leverage	10.1	9.9	10.0	10.0	9.9

Capital levels remained strong at March 31, 2019. BB&T declared common dividends of $0.405 per share during the first quarter of 2019, which resulted in dividend and total payout ratios of 41.3 percent. As previously communicated, BB&T has suspended its share repurchase program until after the completion of the merger of equals.

BB&T's average modified liquidity coverage ratio was approximately 130 percent for the three months ended March 31, 2019, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.8 percent at March 31, 2019.

ASSET QUALITY
(dollars in millions)	1Q19	4Q18	3Q18	2Q18	1Q18
Total nonperforming assets	$584	$585	$601	$624	$669
Total performing TDRs	1,130	1,119	1,090	1,073	1,042
Total loans 90 days past due and still accruing	431	462	431	435	490
Total loans 30-89 days past due	948	1,044	1,075	905	814

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.35%	0.35%	0.37%	0.38%	0.42%
Nonperforming assets as a percentage of total assets	0.26	0.26	0.27	0.28	0.30
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.05	1.05	1.05	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.40	0.38	0.35	0.30	0.41
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.62x	2.76x	3.05x	3.49x	2.55x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.97x	2.99x	2.86x	2.74x	2.49x

Nonperforming assets totaled $584 million at March 31, 2019, essentially flat compared to December 31, 2018. Nonperforming loans and leases represented 0.35 percent of loans and leases held for investment, unchanged compared to December 31, 2018.

Performing TDRs were up $11 million during the first quarter primarily in residential mortgage loans.

Loans 90 days or more past due and still accruing totaled $431 million at March 31, 2019, down $31 million compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.29 percent at March 31, 2019, compared to 0.31 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at March 31, 2019, unchanged from the prior quarter.

Loans 30-89 days past due and still accruing totaled $948 million at March 31, 2019, down $96 million compared to the prior quarter, primarily due to an expected seasonal decline in indirect automobile lending.

Net charge-offs during the first quarter totaled $147 million, essentially flat compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.40 percent, up two basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.6 billion, up slightly compared to the prior quarter. As of March 31, 2019, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to December 31, 2018.

The allowance for loan and lease losses was 2.97 times nonperforming loans and leases held for investment, compared to 2.99 times at December 31, 2018. At March 31, 2019, the allowance for loan and lease losses was 2.62 times annualized net charge-offs, compared to 2.76 times at December 31, 2018.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live first quarter 2019 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6759252).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's First Quarter 2019 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $227.7 billion in assets and market capitalization of approximately $35.6 billion as of March 31, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,800 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation. In 1Q19, the calculation of tangible common shareholder's equity was updated to include the impact of deferred taxes on intangible assets. Prior periods have been adjusted to conform to the new presentation.

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Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The interest income and average balances for PCI loans are excluded in their entirety as the accounting for these loans can result in significant and unusual trends in yields. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn are excluded to approximate their yields at the pre-acquisition rates. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of BB&T's earning assets.

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The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's First Quarter 2019 Quarterly Performance Summary, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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risks, uncertainties and other factors relating to the merger of SunTrust with and into BB&T, including the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval of the merger by BB&T shareholders and SunTrust shareholders and delay in closing the merger;

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit and/or asset growth, and a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans and deposits as well as the value of other financial assets and liabilities;

●	competitive pressures among depository and other financial institutions may increase significantly;
●	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
●	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
●	a reduction may occur in BB&T's credit ratings;
●	adverse changes may occur in the securities markets;
●	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
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cybersecurity risks could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

●	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

●	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

●	risks resulting from the extensive use of models;
●	risk management measures may not be fully effective;
●	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and
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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.